Exhibit 99.1

mateon announces completion of arti-19 and publication of positive interim data

AGOURA HILLS, California, Feb 2, 2021 (GLOBE NEWSWIRE) — Mateon Therapeutics, Inc. (OTCQB:MATN) (“Mateon”), a leading developer of TGF-β therapeutics for oncology and infectious diseases, announced that its ARTI-19 trial, evaluating ARTIVedaTM / PulmoHealTM against COVID-19 in India, has completed randomization of all 120 patients and final analysis is expected in March 2021. Simultaneously, Mateon published positive interim data as preprint at https://www.medrxiv.org/content/10.1101/2021.01.24.21250418v1. Once the article is published in a peer-reviewed journal, medRxiv will update the preprint with a link to the published version.

“We thank the patients, investigators, Windlas Biotech Pvt. Ltd. (Windlas Biotech), and Abiogenesis Clinpharm Pvt Ltd, connected to the ARTI-19 clinical trial and who were key to the rapid completion of the ARTI-19 trial. Upon completion of the final data analysis, we look forward to submitting our data package to regulatory authorities for Emergency Use Approval (EUA) in India and around the world,” said Dr. Vuong Trieu, CEO and Chairman of Mateon.

●	When ARTIVedaTM / PulmoHealTM was added to the standard of care (SOC), more patients recovered faster than SOC alone.
●	31 of 39 (79.5%) of patients taking became asymptomatic after 5-day of therapy. In comparison, only 12 of 21 control patients (57.1%) treated with SOC alone became asymptomatic on day 5 (P=0.028, Fisher’s exact test)
●	For the sicklier pts (WHO scale 4), the median time to becoming asymptomatic was only 5 days for the ARTIVedaTM / PulmoHealTM + SOC group (N=18), as compared to 14 days for the SOC alone group (N=10) (P=0.004, Log-rank test).
●	These data sets provide clinical support that targeting the TGF-β pathway with ARTIVedaTM / PulmoHealTM may contribute to a faster recovery of patients with mild to moderate COVID-19.

“In accordance with its high safety index, this product created no significant adverse events in our study and has the promise to (a) stop viral replication as an anti-viral agent and (b) also treat symptoms.” said Saran Saund, CBO and GM AI Division, Mateon Therapeutics, adding “Being orally administered and not requiring intravenous infusion, it is ideal for in home quarantine for mild to moderate COVID-19 patients, who do not have recourse to prescribed SOC. This product can make the difference between homecare versus burdening an already over-stressed healthcare system.”

About Windlas Biotech Pvt. Ltd, India

Windlas is a 20-year-old company with a strong track record of research, development, manufacturing and distribution of pharmaceutical products in India, USA and several other emerging markets. It has four large scale manufacturing facilities employing more than 1500 employees and is the 5th largest Contract Development and Manufacturing Organization (CDMO) serving top innovator as well as generic pharma companies across the world. It has developed more than 500 different formulations (> 2Billion doses annually) of anti-viral, cardiovascular, anti-diabetic, anti-infective, CNS and dermatology products.

About ARTIVedaTM/PulmoHealTM

The product, ARTIVedaTM, is a formulated plant extract of the indigenous plant Artemisia, known in Sanskrit texts as Damanaka. ARTIVedaTM is the first Ayurvedic drug against COVID-19 through TGF-β inhibition. ARTIVedaTM is expected to be effective through the entire infection cycle. The active component of ARTIVedaTM has been identified as artemisinin. Through proprietary GMP quality extraction and manufacturing processes, the Artemisia extract was rendered active against SARS-CoV-2 with robust Safety Index (SI) greater than 100 (ratio of nonspecific cell kill versus viral kill). Other extracts have SI <10. Testing was performed at the US NIAID core viral laboratory. The product is protected by a patent portfolio of over 15 international patents by Mateon’s R&D. The mechanism of action against COVID-19 has been confirmed in 5 key peer reviewed international scientific/medical publications. ARTIVedaTM is designed to target multiple viral threats including COVID-19 by suppressing both viral replication and clinical symptoms that arise from viral infection. A phase IV trial looking at ARTIVedaTM in COVID-19 is ongoing in India and globally. We are expecting the product to be a cost effective prophylactic suitable for global deployment.

About Mateon Therapeutics

Mateon was created by the recent reverse merger with Oncotelic, which became a wholly owned subsidiary of Mateon, thereby creating an immuno-oncology company dedicated to the development of first in class RNA therapeutics as well as small molecule drugs against cancer and infectious diseases. OT-101, the lead immuno-oncology drug candidate of Mateon/Oncotelic, is a first-in-class anti-TGF-βRNA therapeutic that exhibited single agent activity in some relapsed/refractory cancer patients in clinical trial settings. OT-101 also has activity against SARS-CoV-2. Mateon/Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on rare pediatric cancers. Mateon has rare pediatric designation for DIPG (OT-101), melanoma (CA4P), and AML (OXi4503). For more information, please visit www.oncotelic.com and www.mateon.com.

Mateon's Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “promising”, “will”, “conviction”, "estimate," "intend," "believe", “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the company’s annual report on Form 10-K filed with the SEC on April 10, 2019 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Mateon Therapeutics, Inc.:

Amit Shah

ashah@oncotelic.com